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                                                                   EXHIBIT 99.3


                MEDAPHIS AND HEALTH DATA SCIENCES CORPORATION
                  HAVE SIGNED A DEFINITIVE MERGER AGREEMENT

Atlanta, Georgia (May 24, 1996) - Medaphis Corporation (NASDAQ - MEDA) today announced that it has executed a definitive agreement to acquire all of the outstanding capital stock of Health Data Sciences Corporation ("HDS") in exchange for 6,125,000 shares of Medaphis common stock and assumption or issuance by Medaphis of stock options representing an additional 556,000 shares of Medaphis common stock. The transaction is subject to, among other things, the parties securing necesary regulatory approvals and HDS stockholder approval. Medaphis will file a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the acquisition. During 1995, HDS had revenue of $24 million. The transaction will be accounted for as a pooling of interests and is expected to close this summer.

HDS is a privately-held company based in San Bernardino, California. HDS develops and supplies an advanced, patient-centered healthcare information system to the healthcare industry. Its product line is ULTICARE(R), a turnkey system which addresses a healthcare enterprise's information processing requirements using an integrated system that provides monitoring, scheduling, documentation and user specified rules for implementing clinical protocols to control patient care activities.

Randolph G. Brown, Chairman and Chief Executive Officer noted, "This merger represents a significant advance for Medaphis. Systems integration is the corner stone of the ULTICARE(R) system. Utilizing a common patient database, a single application support environment and programming language, and a unified hardware environment, data entered anywhere in the system or in a legacy system connected to ULTICARE(R) is immediately available to all authorized users. Not only does this improve communications throughout the healthcare enterprise, it eliminates duplicative data entry and it does it all in real time. We are thrilled to be associated with this wonderful company and its powerful capability."

Based in Atlanta, Georgia, Medaphis is a leading provider of business management and information technology services primarily to the healthcare industry.


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